Exhibit 99.1
Appointment Adds Open Source Expert to Board of Directors
San Mateo, Calif. — January 24, 2011 — Actuate Corporation (NASDAQ: BIRT), The people behind BIRT® and the leading open source Business Intelligence (BI) vendor, today announced that Timothy Yeaton, an open source software and technology leader with over 30 years of management expertise has joined the Company’s Board of Directors.
“Tim is one of the most influential people in the open source software industry today,” said Pete Cittadini, CEO and president of Actuate Corporation. “By appointing him to our Board of Directors, we are adding an individual who understands the unique nuances of open source for the enterprise and shares our appreciation of how to navigate this rapidly evolving business landscape.”
“BIRT’s momentum has been impressive and it definitely caught my attention,” said Tim Yeaton. “I look forward to working closely with my fellow board members, Pete and his management team to help Actuate to maximize BIRT’s great potential.”
Since February 2009, Tim has been President and CEO of Black Duck, the leading provider of products and services for automating management, governance and the secure use of open source software in multi-source development at enterprise scale. He has over 30 years of software and technology management experience including serving as Chief Marketing Officer at EqualLogic until its $1.4B acquisition by Dell (NASDAQ: DELL) in 2008, and as Dell’s Vice President of the Nashua (N.H.) Design Center. Tim spent several years at Red Hat (NYSE: RHT), the leading provider of open source software solutions, as Senior Vice President of Worldwide Marketing & General Manager of Enterprise Products. At Red Hat, Tim was instrumental in expanding its business into the developer and middleware markets

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with acquisitions of JBoss and MetaMatrix, and also built go-to-market partnerships with companies including IBM, HP, Dell, Sun and several other strategic partners.
Prior to Red Hat, Tim served as CEO of Avaki, (acquired by Sybase (NYSE: SAP)), Senior Vice President & General Manager of the Server Products Division at Macromedia (NASDAQ: ADBE) and spent the early part of his career at Compaq and Digital Equipment Corporation (NYSE: HPQ) finishing as Vice President and General Manager of Compaq’s UNIX/Linux Software Division.
In addition to the Actuate Board of Directors, Tim currently sits on the Board of Directors of Black Duck, the New Hampshire High Technology Council and on the Roger Williams University Board of Trustees. He was previously on the boards of Avaki Corporation, the Open Group and the Open Software Foundation. Tim holds an M.B.A. from Babson College, and a B.S., summa cum laude, from Roger Williams University. He is also co-owner of Stonebridge Country Club in Goffstown, N.H.
In 2009 Tim was named one of the Most Influential People in the Open Source Industry, in a survey of executives conducted by Mindtouch. In 2010 he was appointed a China Open Source Software Promotion Union (COPU) Think Tank Advisor, a post which recognizes global thought leaders in open source software.
Actuate — the people behind BIRT
Actuate founded and co-leads the Eclipse BIRT open source project. ActuateOne is a unified suite of products for rapidly developing and deploying BIRT-based custom Business Intelligence applications and information applications. Applications built with ActuateOne provide one user experience regardless of task or skill level; are supported by one server for any deployment including cloud and are built with one BIRT design that can access and integrate any data source - including high volume print streams. ActuateOne adds rich data visualizations, including interactivity, dashboards, analytics, and deployment options to web and mobile BIRT applications, helping organizations drive revenue through higher customer satisfaction and improved operational performance.
Actuate has over 4,600 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol BIRT. For more information, visit the company’s web site at www.actuate.com or visit the BIRT community at www.birt-exchange.com.
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